Exhibit 3.1

SECOND AMENDED AND RESTATED BY-LAWS

OF

INTELIQUENT, INC.

A Delaware corporation

(Adopted as of October 20, 2015)

ARTICLE I

OFFICES

Section 1. Registered Office. The registered office of Inteliquent, Inc. (the “Corporation”) in the State of Delaware shall be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address shall be Corporation Service Company. The registered office and/or registered agent of the Corporation may be changed from time to time by action of the Board of Directors of the Corporation (the “Board of Directors”).

Section 2. Other Offices. The Corporation may have an office or offices other than said registered office at such place or places, either within or outside the State of Delaware, as the Board of Directors shall from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1. Place of Meetings. The Board of Directors may designate any place, either within or outside the State of Delaware, as the place of meeting for any annual meeting or for any special meeting.

Section 2. Annual Meeting. An annual meeting of the stockholders shall be held each year at such time as is specified by the Board of Directors. At the annual meeting, stockholders shall elect directors and transact such other business as properly may be brought before the annual meeting pursuant to Section 12 of ARTICLE II hereof.

Section 3. Special Meetings. Special meetings of the stockholders may only be called in the manner provided in the Corporation’s certificate of incorporation as then in effect (the “Certificate of Incorporation”).

Section 4. Notice of Meetings. Except as otherwise expressly required by statute, whenever stockholders are required or permitted to take action at a meeting, written notice of each annual and special meeting of stockholders stating the date, time and place of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given to each stockholder of record entitled to vote thereat not less than 10 nor more than 60 days before the date of the meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice. Notice shall be given personally or by mail and, if by mail, shall be sent in a postage prepaid envelope, addressed to the stockholder at his, her or its address as the same appears on the records of the Corporation. Notice by mail shall be deemed given at the time when the same shall be deposited in the United States mail, postage prepaid. Notice of any meeting shall not be required to be given to any person who attends such meeting, except when such person attends the meeting in person or by proxy for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened, or who, either before or after the meeting, shall submit a signed written waiver of notice, in person or by proxy. Neither the business to be transacted at, nor the purpose of, an annual or special meeting of stockholders need be specified in any written waiver of notice.

Section 5. List of Stockholders. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least 10 days before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, showing the address of and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

Section 6. Quorum. The holders of a majority of the outstanding shares of capital stock entitled to vote, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders, except as otherwise provided by the General Corporation Law of the State of Delaware or by the Certificate of Incorporation. If a quorum is not present, the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote at the meeting may adjourn the meeting to another time and/or place. When a specified item of business requires a vote by a class or series (if the Corporation shall then have outstanding shares of more than one class or series) voting as a class or series, the holders of a majority of the shares of such class or series shall constitute a quorum (as to such class or series) for the transaction of such item of business.

Section 7. Adjourned Meetings. When a meeting is adjourned to another time and place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 8. Vote Required. When a quorum is present, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless by express provisions of an applicable law or of the Certificate of Incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question.

Section 9. Voting Rights. Except as otherwise provided by the General Corporation Law of the State of Delaware, the Certificate of Incorporation, the certificate of designation relating to any outstanding class or series of preferred stock or these By-laws, every stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of capital stock held by such stockholder.

Section 10. Proxies. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for him or her by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. Any proxy is suspended when the person executing the proxy is present at a meeting of stockholders and elects to vote, except that when such proxy is coupled with an interest and the fact of the interest appears on the face of the proxy, the agent named in the proxy shall have all voting and other rights referred to in the proxy, notwithstanding the presence of the person executing the proxy. At each meeting of the stockholders, and before any voting commences, all proxies filed at or before the meeting shall be submitted to and examined by the secretary or a person designated by the secretary, and no shares may be represented or voted under a proxy that has been found to be invalid or irregular.

Section 11. Advance Notice of Director Nominations.

(a) Nomination of Persons for Elections as Directors. Unless otherwise required by applicable law, the Certificate of Incorporation or any instrument of designation of any series of preferred stock of the Corporation with respect to the right of holders of preferred stock of the Corporation, only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation. Nominations of persons for election to the Board of Directors may be made at any annual meeting of stockholders of the Corporation or at any special meeting of stockholders of the Corporation called for the purpose of electing directors and such individual nominated must be:

(i)	expressly specified in the notice of meeting (or any supplement or amendment thereto) given by or at the direction of the Board of Directors;

(ii)	otherwise made by or at the direction of the Board of Directors; or

(iii)	otherwise properly made by any stockholder of the Corporation who (A) is a stockholder of record at the time of giving of notice provided for in this By-law,

on the record date for the meeting and at the time of the meeting, (B) is entitled to vote at the meeting and (C) complies with the notice procedures set forth in this By-law as to such nomination.

(b) Timely Notice of Nomination. For a nomination to be properly made by a stockholder pursuant to Section 11(a)(iii) of this By-law, the stockholder must, in addition to any other applicable requirements, have given timely notice thereof in writing to the secretary. To be timely, a stockholder’s notice must be received by the secretary at the principal executive offices of the Corporation by the close of business:

(i)	in the case of an annual meeting, no fewer than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within 30 days before or 60 days after such anniversary date, to be timely a stockholder’s notice must be received by the secretary by the close of business on the 10th day following the day on which a public announcement (as defined below) with respect to the date of such meeting is first made by the Corporation; and

(ii)	in the case of a special meeting called for the purpose of electing directors, no fewer than 90 nor more than 120 days prior to the date of such meeting; provided, however, that if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, to be timely a stockholder’s notice must be received by the secretary by the close of business on the 10th day following the day on which a public announcement with respect to the date of such meeting is first made by the Corporation.

In no event shall any adjournment or postponement of a meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Notwithstanding the foregoing, in the event that the number of directors to be elected to the Board of Directors at any annual meeting is increased and the first public announcement of such increase is less than 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this By-law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the secretary at the principal executive offices of the Corporation by the close of business on the 10th day following the day on which a public announcement with respect to such elections is first made by the Corporation.

(c) Proper Form of Notice of Director Nomination. To be in proper form, a stockholder’s notice to the secretary given pursuant to Section 11(a)(iii) must set forth:

(i)	as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner;

(ii)	as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, and including any interests described below held by any member of such stockholder’s or beneficial owner’s immediate family sharing the same household, as of the date of such stockholder’s notice (which information shall be confirmed or updated, if necessary, by such stockholder and beneficial owner not later than 10 days after the record date for the meeting to disclose such ownership as of the record date) set forth: (A) the class or series and number of shares of capital stock of the Corporation which are, directly or indirectly, beneficially owned (as defined below) and owned of record by such stockholder and beneficial owner, (B) the class or series, if any, and number of options, warrants, convertible securities, stock appreciation rights or similar rights with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares or other securities of the Corporation or with a value derived in whole or in part from the value of any class or series of shares or other securities of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of shares or other securities of the Corporation (each, a “Derivative Security”), which are, directly or indirectly, beneficially owned by such stockholder and beneficial owner, (C) a description of any other direct or indirect opportunity to profit or share in any profit (including any performance-based fees) derived from any increase or decrease in the value of shares or other securities of the Corporation, (D) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder or beneficial owner has a right to vote any shares or other securities of the Corporation, (E) any rights to dividends on the shares of the Corporation owned beneficially by such stockholder or such beneficial owner that are separated or separable from the underlying shares of the Corporation, (F) any proportionate interest in shares of the Corporation or Derivative Securities held, directly or indirectly, by a general or limited partnership in which such stockholder or beneficial owner is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, if any, and (G) a description of all agreements, arrangements and understandings between such stockholder or beneficial owner and any other person(s) (including their name(s)) in connection with or related to the ownership or voting of capital stock of the Corporation or Derivative Securities;

(iii)

as to each person whom the stockholder proposes to nominate for election or reelection to the Board of Directors, (A) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (B) a description of all direct and indirect compensation and other material agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant, and (C) a completed and signed questionnaire, representation and agreement required by Section 11(d) of this By-law;

(iv)	as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, (A) a statement as to whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to elect such stockholder’s nominees and/or otherwise to solicit proxies from stockholders in support of such nomination, and (B) any other information relating to such stockholder or beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and

(v)	a representation that the stockholder is a holder of record of shares of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination.

(d) Submission of Questionnaire, Representation and Agreement. To be eligible to be a nominee for election or reelection as a director of the Corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under Section 11(b) of this By-law) to the secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the secretary upon written request) and a written representation and agreement (in the form provided by the secretary upon written request) that such person (i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein and (iii) would be in compliance, and if elected as a director of the Corporation will comply, with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

(e) Additional Information. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve either as a director of the Corporation or as an independent director of the Corporation, or that could be material to a reasonable stockholder’s understanding of the qualifications and/or independence, or lack thereof, of such nominee.

Section 12. Advance Notice of Stockholder Business.

(a) Bringing Business Before a Meeting. Only such business shall be conducted before a meeting of stockholders as shall have been properly brought before such meeting. To be properly brought before a meeting of stockholders, business (other than the nomination of directors) must be:

(i)	expressly specified in the notice of meeting (or any supplement or amendment thereto) given by or at the direction of the Board of Directors;

(ii)	otherwise properly brought before the meeting by or at the direction of the Board of Directors; or

(iii)	otherwise properly brought before the meeting by any stockholder of the Corporation who (A) is a stockholder of record at the time of giving of notice provided for in this By-law, on the record date for the meeting and at the time of the meeting, (B) is entitled to vote at the meeting and (C) complies with the notice procedures set forth in this By-law as to such business.

(b) Timely Notice of Business. For any business to be properly brought before a meeting by a stockholder pursuant to Section 12(a)(iii) of this By-law, the stockholder must, in addition to any other applicable requirements, have given timely notice thereof in writing to the secretary and any such proposed business must be a proper matter for stockholder action. To be timely, a stockholder’s notice must be received by the secretary at the principal executive offices of the Corporation by the close of business:

(i)	in the case of an annual meeting, by the deadline set forth in Section 11(b)(i); and

(ii)	in the case of a special meeting, by the deadline set forth in Section 11(b)(ii).

In no event shall any adjournment or postponement of a meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(c) Proper Form of Notice of Business. To be in proper form, a stockholder’s notice to the secretary given pursuant to
Section 12(a)(iii) must set forth, as to each matter such stockholder proposes to bring before any meeting of stockholders:

(i)	as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, the information called for by Section 11(c)(i) and Section 11(c)(ii);

(ii)	a brief description of (A) the business desired to be brought before such meeting, (B) the reasons for conducting such business at the meeting and (C) any material interest of such stockholder or beneficial owner in such business, including a description of all agreements, arrangements and understandings between such stockholder or beneficial owner and any other person(s) (including the name(s) of such other person(s)) in connection with or related to the proposal of such business by the stockholder;

(iii)	as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, (A) a statement as to whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to approve the proposal and/or otherwise to solicit proxies from stockholders in support of such proposal and (B) any other information relating to such stockholder or beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

(iv)	if the matter such stockholder proposes to bring before any meeting of stockholders involves an amendment to the Corporation’s By-laws, the specific wording of such proposed amendment; and

(v)	a representation that the stockholder is a holder of record of shares of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business.

Section 13. Fixing a Record Date for Stockholder Meetings. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 14. Fixing a Record Date for Other Purposes. In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purposes of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 15. General.

(a) Authority of Chairman. Except as otherwise provided by applicable law, the Certificate of Incorporation or these By-laws, the Chairman of the meeting shall have the power and duty to determine whether any nomination or other business proposed to be brought before the meeting was made or brought in accordance with the procedures set forth in these By-laws and, if any nomination or other business is not made or brought in compliance with these By-laws, to declare that such nomination or proposal of other business be disregarded and not acted upon.

(b) Compliance with Exchange Act. Notwithstanding the foregoing provisions of these By-laws, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in these By-laws; provided, however, that any references in these By-laws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit the requirements applicable to any nomination or other business to be considered pursuant to Section 11(a)(iii) or Section 12(a)(iii) of these By-laws.

(c) Affect on Other Rights. Nothing in these By-laws shall be deemed to affect any rights (1) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (2) of the holders of any series of preferred stock of the Corporation if and to the extent provided for under applicable law, the Certificate of Incorporation or these By-laws.

(d) Exclusivity. For the avoidance of doubt, (i) Section 11(a)(iii) of these By-laws shall be the exclusive means for a stockholder to nominate persons for election as directors of the Corporation and (ii) Section 12(a)(iii) of these By-laws shall be the exclusive means for a stockholder to submit business (other than (A) matters properly brought under Rule 14a-8 under the Exchange Act and included in the Corporation’s notice of meeting and (B) nominations of persons for election to the Board of Directors, which shall be governed by Section 11(a)(iii) of these By-laws) for consideration by the stockholders at a meeting of stockholders of the Corporation.

(e) Certain Definitions. For purposes of these By-laws:

“beneficially owned” (and phrases of similar import), when referring to shares owned by a person, shall mean all shares which such person is deemed to beneficially own pursuant to Rules 13d-3 and 13d-5 under the Exchange Act and the rules and regulations promulgated thereunder, including shares which are beneficially owned, directly or indirectly, by any other person with which such person has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of the capital stock of the Corporation.

“publicly announced” and “public announcement” shall mean disclosure by the Corporation in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

ARTICLE III

DIRECTORS

Section 1. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to such powers as are herein and in the Certificate of Incorporation expressly conferred upon it, the Board of Directors shall have and may exercise all the powers of the Corporation, subject to the provisions of the laws of Delaware, the Certificate of Incorporation and these By-laws.

Section 2. Annual Meetings. The annual meeting of the Board of Directors shall be held without other notice than this By-law immediately after, and at the same place as, the annual meeting of stockholders (or at such other time, including prior to the annual meeting of stockholders, with notice to the Board of Directors as provided in Article III, Section 4 of the By-laws).

Section 3. Regular Meetings and Special Meetings. Regular meetings, other than the annual meeting, of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by resolution of the Board of Directors. If any day fixed for a regular meeting shall be a legal holiday at the place where the meeting is to be held, then the meeting which would otherwise be hold on that day shall be held at the same hour on the next succeeding business day. Special meetings of the Board of Directors may be called by the chairman of the board, if any, or upon the written request of at least a majority of the directors then in office.

Section 4. Notice of Meetings. Notice of regular meetings of the Board of Directors need not be given except as otherwise required by law or these By-laws. Notice of each special meeting of the Board of Directors, and of each regular and annual meeting of the Board of Directors for which notice shall be required, shall be given by the secretary as hereinafter provided in this Section 4, in which notice shall be stated the time and place of the meeting.

Notice of any special meeting, and of any regular or annual meeting for which notice is required, shall be given to each director at least (a) 24 hours before the meeting if by telephone or by being personally delivered or sent by telex, telecopy, email or similar means or (b) 5 days before the meeting if delivered by mail to the director’s residence or usual place of business. Such notice shall be deemed to be delivered when deposited in the United States mail so addressed, with postage prepaid, or when transmitted if sent by telex, telecopy, email or similar means. Neither the business to be transacted at, nor the purpose of, any special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting. Any director may waive notice of any meeting by a writing signed by the director entitled to the notice and filed with the minutes or corporate records.

Section 5. Waiver of Notice and Presumption of Assent. Any member of the Board of Directors or any committee thereof who is present at a meeting shall be conclusively presumed to have waived notice of such meeting except when such member attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Such member shall be conclusively presumed to have assented to any action taken unless his or her dissent shall be entered in the minutes of the meeting or unless his or her written dissent to such action shall be filed with the person acting as the secretary of the meeting before the adjournment thereof or shall be forwarded by registered mail to the secretary of the Corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to any member who voted in favor of such action.

Section 6. Chairman of the Board, Quorum, Required Vote and Adjournment. The Board of Directors may elect, by the affirmative vote of a majority of the total number of directors then in office, a chairman of the board, who shall preside at all meetings of the stockholders and Board of Directors at which he or she is present and shall have such powers and perform such duties as the Board of Directors may from time to time prescribe. If the chairman of the board is not present at a meeting of the stockholders or the Board of Directors, the chief executive officer (if the chief executive officer is a director and is not also the chairman of the board) shall preside at such meeting, and, if the chief executive officer is not present at such meeting, a majority of the directors present at such meeting shall elect one of their members to so preside. A majority of the total number of directors then in office shall constitute a quorum for the transaction of business. Unless by express provision of an applicable law, the Certificate of Incorporation or these By-laws a different vote is required, the vote of a majority of directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 7. Committees. The Board of Directors (i) may, by resolution passed by a majority of the entire Board of Directors, designate one or more committees, including an executive committee, consisting of one or more of the directors of the Corporation, and (ii) shall during such period of time as any securities of the Corporation are listed on any exchange, by resolution passed by a majority of the entire Board of Directors, designate all committees required by the rules and regulations of such exchange. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Except to the extent restricted by applicable law or the Certificate of Incorporation, each such committee, to the extent provided in the resolution creating it, shall have and may exercise all the powers and authority of the Board of Directors and may authorize the seal of the Corporation to be affixed to all papers which require it. Each such committee shall serve at the pleasure of the Board of Directors as may be determined from time to time by resolution adopted by the Board of Directors or as required by the rules and regulations of such exchange, if applicable. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors upon request.

Section 8. Committee Rules. Each committee of the Board of Directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board of Directors designating such committee. Unless otherwise provided in such a resolution, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum. Unless otherwise provided in such a resolution, in the event that a member and that member’s alternate, if alternates are designated by the Board of Directors, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member.

Section 9. Communications Equipment. Members of the Board of Directors or any committee thereof may participate in and act at any meeting of such board or committee through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear and speak with each other, and participation in the meeting pursuant to this section shall constitute presence in person at the meeting.

Section 10. Action by Written Consent. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings are filed with the minutes of proceedings of the board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 11. Compensation. The Board of Directors shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

Section 12. Reliance on Books and Records. A member of the Board of Directors, or a member of any committee designated by the Board of Directors shall, in the performance of such person’s duties, be fully protected in relying in good faith upon records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board of Directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 13. Telephonic and Other Meetings. Unless restricted by the Certificate of Incorporation, any one or more members of the Board of Directors or any committee thereof may participate in a meeting of the Board of Directors or such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation by such means shall constitute presence in person at a meeting.

ARTICLE IV

OFFICERS

Section 1. Number. The officers of the Corporation shall be elected by the Board of Directors and shall consist of a chief executive officer, a president, one or more vice-presidents, a secretary, a chief financial officer and such other officers and assistant officers as may be deemed necessary or desirable by the Board of Directors. Any number of offices may be held by the same person, except that neither the chief executive officer nor the president shall also hold the office of secretary. In its discretion, the Board of Directors may choose not to fill any office for any period as it may deem advisable, except that the offices of president and secretary shall be filled as expeditiously as possible.

Section 2. Election and Term of Office. The officers of the Corporation shall be elected annually by the Board of Directors at its first meeting held after each annual meeting of stockholders or as soon thereafter as is convenient. The chairman of the board, if any, shall be elected annually by the Board of Directors at the first meeting of the Board of Directors held after each annual meeting of stockholders or as soon thereafter as is convenient. Vacancies may be filled or new offices created and filled at any meeting of the Board of Directors. Each officer shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 3. Resignations. Any officer of the Corporation may resign at any time by giving written notice of his or her resignation to the Corporation. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon receipt. Unless otherwise specified therein, the acceptance of any such resignation shall not be necessary to make it effective.

Section 4. Removal. Any officer or agent elected by the Board of Directors may be removed by the Board of Directors at its discretion, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

Section 5. Vacancies. Any vacancy occurring in any office because of death, resignation, removal, disqualification or otherwise may be filled by the Board of Directors.

Section 6. Compensation. Compensation of all executive officers shall be approved by the Board of Directors, and no officer shall be prevented from receiving such compensation by virtue of his or her also being a director of the Corporation; provided however, that compensation of some or all executive officers may be determined by a committee established for that purpose if so authorized by the unanimous vote of the Board of Directors or as required by applicable law or regulation, including any exchange or market upon which the Corporation’s securities are then listed for trading or quotation.

Section 7. Chairman of the Board. The chairman of the board, if a chairman of the board shall have been elected, shall, if present, preside at all meetings of the stockholders and of the Board of Directors and exercise and perform such other powers and duties as may be prescribed to him or her by the Board of Directors or provided in these By-laws.

Section 8. Chief Executive Officer. The chief executive officer shall have the powers and perform the duties incident to that position. The chief executive officer, shall, in the absence of the chairman of the board, or if a chairman of the board shall not have been elected, preside at each meeting of the Board of Directors or the stockholders. Subject to the powers of the Board of Directors and the chairman of the board, the chief executive officer shall be in the general and active charge of the entire business and affairs of the Corporation, and shall be its chief policy making officer. The chief executive officer shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or provided in these By-laws. The chief executive officer is authorized to execute bonds, mortgages and other contracts requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation. Whenever the president is unable to serve, by reason of sickness, absence or otherwise, the chief executive officer shall perform all the duties and responsibilities and exercise all the powers of the president.

Section 9. The President. The president of the Corporation shall, subject to the powers of the Board of Directors, the chairman of the board and the chief executive officer, have general charge of the business, affairs and property of the Corporation, and control over its officers, agents and employees. The president shall see that all orders and resolutions of the Board of Directors are carried into effect. The president is authorized to execute bonds, mortgages and other contracts requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation. The president shall have such other powers and perform such other duties as may be prescribed by the chairman of the board, the chief executive officer, the Board of Directors or as may be provided in these By-laws.

Section 10. Vice-Presidents. The vice-president, or if there shall be more than one, the vice-presidents in the order determined by the Board of Directors or the chairman of the board, shall, in the absence or disability of the president, act with all of the powers and be subject to all the restrictions of the president. The vice-presidents shall also perform such other duties and have such other powers as the Board of Directors, the chairman of the board, the chief executive officer, the president or these By-laws may, from time to time, prescribe. The vice-presidents may also be designated as executive vice-presidents or senior vice-presidents, as the Board of Directors may from time to time prescribe.

Section 11. The Secretary and Assistant Secretaries. The secretary shall attend all meetings of the Board of Directors (other than executive sessions thereof) and all meetings of the stockholders and record all the proceedings of the meetings in a book or books to be kept for that purpose or shall ensure that his or her designee attends each such meeting to act in such capacity. Under the Board of Directors’s supervision, the secretary shall give, or cause to be given, all notices required to be given by these By-laws or by law; shall have such powers and perform such duties as the Board of Directors, the chairman of the board, the chief executive officer, the president or these By-laws may, from time to time, prescribe; and shall have custody of the corporate seal of the Corporation. The secretary, or an assistant secretary, shall have authority to affix the corporate seal to any instrument requiring it and when so affixed, it may be attested by his or her signature or by the signature of such assistant secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his or her signature. The assistant secretary, or if there be more than one, any of the assistant secretaries, shall in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the Board of Directors, the chairman of the board, the chief executive officer, the president, or secretary may, from time to time, prescribe.

Section 12. The Chief Financial Officer. The chief financial officer shall have the custody of the corporate funds and securities; shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation as shall be necessary or desirable in accordance with applicable law or generally accepted accounting principles; shall deposit all monies and other valuable effects in the name and to the credit of the Corporation as may be ordered by the chairman of the board or the Board of Directors; shall receive, and give receipts for, moneys due and payable to the Corporation from any source whatsoever; shall cause the funds of the Corporation to be disbursed when such disbursements have been duly authorized, taking proper vouchers for such disbursements; and shall render to the Board of Directors, at its regular meeting or when the Board of Directors so requires, an account of the Corporation; shall have such powers and perform such duties as the Board of Directors, the chairman of the board, the chief executive officer, the president or these By-laws may, from time to time, prescribe.

Section 13. Other Officers, Assistant Officers and Agents. Officers, assistant officers and agents, if any, other than those whose duties are provided for in these By-laws, shall have such authority and perform such duties as may from time to time be prescribed by resolution of the Board of Directors.

Section 14. Officers’ Bonds or Other Security. If required by the Board of Directors, any officer of the Corporation shall give a bond or other security for the faithful performance of his duties, in such amount and with such surety as the Board of Directors may require.

Section 15. Absence or Disability of Officers. In the case of the absence or disability of any officer of the Corporation and of any person hereby authorized to act in such officer’s place during such officer’s absence or disability, the Board of Directors may by resolution delegate the powers and duties of such officer to any other officer or to any director, or to any other person whom it may select.

ARTICLE V

CERTIFICATES OF STOCK

Section 1. Form. The shares of stock of the Corporation may but need not be represented by certificates. If shares are represented by certificates, the certificates shall be in such form as required by applicable law and as determined by the Board of Directors. Each certificate shall certify the number of shares owned by such holder in the Corporation and shall be signed by, or in the name of the Corporation by (i) the chairman of the board, the chief executive officer or the president and the chief financial officer, the treasurer or an assistant treasurer or the secretary or an assistant secretary of the Corporation, or (ii) any two officers designated by the Board of Directors. If such a certificate is countersigned (i) by a transfer agent or an assistant transfer agent other than the Corporation or its employee or (ii) by a registrar, other than the Corporation or its employee, the signature of any such chairman of the board, chief executive officer, president, chief financial officer, treasurer, assistant treasurer, secretary or assistant secretary may be facsimiles. In case any officer or officers who have signed, or whose facsimile signature or signatures have been used on, any such certificate or certificates shall cease to be such officer or officers of the Corporation whether because of death, resignation or otherwise before such certificate or certificates have been delivered by the Corporation, such certificate or certificates may nevertheless be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures have been used thereon had not ceased to be such officer or officers of the Corporation. All certificates for shares shall be consecutively numbered or otherwise identified. The Board of Directors may appoint a bank or trust company organized under the laws of the United States or any state thereof to act as its transfer agent or registrar, or both in connection with the transfer of any class or series of securities of the Corporation. The Corporation, or its designated transfer agent or other agent, shall keep a book or set of books to be known as the stock transfer books of the Corporation, containing the name of each holder of record, together with such holder’s address and the number and class or series of shares held by such holder and the date of issue. When shares are represented by certificates, the Corporation shall issue and deliver to each holder to whom such shares have been issued or transferred, certificates representing the shares owned by such holder, and shares of stock of the Corporation shall only be transferred on the books of the Corporation by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation or its designated transfer agent or other agent of the certificate or certificates for such shares endorsed by the appropriate person or persons, with such evidence of the authenticity of such endorsement, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. In that event, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate or certificates and record the transaction on its books. When shares are not represented by certificates, shares of stock of the Corporation shall only be transferred on the books of the Corporation by the holder of record thereof or by such holder’s attorney duly authorized in writing, with such evidence of the authenticity of such transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps, and within a reasonable time after the issuance or transfer of such shares, the Corporation shall send the holder to whom such shares have been issued or transferred a written statement of the information required by applicable law. Unless otherwise provided by applicable law, the Certificate of Incorporation, By-laws or any other instrument the rights and obligations of shareholders are identical, whether or not their shares are represented by certificates.

Section 2. Lost Certificates. The Corporation may issue or direct a new certificate or certificates to be issued in place of any certificate or certificates previously issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his or her legal representative, to give the Corporation a bond in such sum as it may direct, sufficient to indemnify it against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

Section 3. Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its records as the owners of shares of stock to receive dividends, to vote, to receive notifications and otherwise to exercise all the rights and powers of an owner. The Corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares of stock on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VI

GENERAL PROVISIONS

Section 1. Dividends. Subject to the provisions of statutes and the Certificate of Incorporation, dividends upon the shares of capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting, in accordance with applicable law. Dividends may be paid in cash, in property or in shares of the capital stock, subject to the provisions of applicable law and the Certificate of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation or for such other purpose as the Board of Directors may think conducive to the interests of the Corporation. The Board of Directors may modify or abolish any such reserves in the manner in which it was created.

Section 2. Checks, Notes, Drafts, Etc. All checks, notes, drafts or other orders for the payment of money of the Corporation shall be signed, endorsed or accepted in the name of the Corporation by such officer, officers, person or persons as from time to time may be designated by the Board of Directors or by an officer or officers authorized by the Board of Directors to make such designation.

Section 3. Contracts. In addition to the powers otherwise granted to officers pursuant to ARTICLE IV hereof, the Board of Directors may authorize any officer or officers, or any agent or agents, in the name and on behalf of the Corporation to enter into or execute and deliver any and all deeds, bonds, mortgages, contracts and other obligations or instruments, and such authority may be general or confined to specific instances.

Section 4. Loans. Subject to compliance with applicable law (including the Sarbanes-Oxley Act of 2002, as amended), the Corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the Corporation or of its subsidiaries, including any officer or employee who is a director of the Corporation or its subsidiaries, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the Corporation. The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the Corporation. Nothing in this section shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the Corporation at common law or under any statute.

Section 5. Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

Section 6. Corporate Seal. The Board of Directors may provide a corporate seal which shall be in the form of a circle and shall have inscribed thereon the name of the Corporation and the words “Corporate Seal, Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise. Notwithstanding the foregoing, no seal shall be required by virtue of this section.

Section 7. Voting Securities Owned By Corporation. Voting securities in any other Corporation held by the Corporation shall be voted by the chairman of the board, chief executive officer, the president or the chief financial officer, unless the Board of Directors specifically confers authority to vote with respect thereto, which authority may be general or confined to specific instances, upon some other person or officer. Any person authorized to vote securities shall have the power to appoint proxies, with general power of substitution.

Section 8. Inspection of Books and Records. The Board of Directors shall have power from time to time to determine to what extent and at what times and places and under what conditions and regulations the accounts and books of the Corporation, or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have any right to inspect any account or book or document of the Corporation, except as conferred by the laws of the State of Delaware, unless and until authorized so to do by resolution of the Board of Directors or of the stockholders of the Corporation.

Section 9. Forum for Adjudication of Disputes and Consent to Jurisdiction

(a) Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware, the Certificate of Incorporation or these By-laws or (iv) any action asserting a claim governed by the internal affairs doctrine shall, to the fullest extent permitted by law, be a state or federal court located within the State of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Any person or entity owning, purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 9.

(b) If any action the subject matter of which is within the scope of Section 9(a) immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall, to the fullest extent permitted by law, be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 9(a) immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 10. Section Headings. Section headings in these By-laws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

Section 11. Inconsistent Provisions. In the event that any provision of these By-laws is or becomes inconsistent with any provision of the Certificate of Incorporation, the General Corporation Law of the State of Delaware or any other applicable law, the provision of these By-laws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

ARTICLE VII

AMENDMENTS

These By-laws may be amended, altered, changed or repealed or new By-laws adopted only in accordance with Article Six of the Certificate of Incorporation.